Exhibit 99.1

LHC Group and Ochsner Health System Announce LTACH Joint Venture

LAFAYETTE, La.--(BUSINESS WIRE)--May 4, 2009--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States and operators of seven long-term acute care hospitals (LTACH) throughout Louisiana, and New Orleans-based Ochsner Health System announced today that they have entered into a LTACH joint venture. The LTACH venture is in addition to the February 1, 2009, home health venture between LHC Group and Ochsner designed to better serve residents in southeast Louisiana.

This joint venture includes an LHC Group purchase of 75% and an Ochsner purchase of 25% of a LTACH located in Kenner, Louisiana. Net revenue for the LTACH during the most recent 12 months was approximately $5.6 million. This joint venture is not expected to add materially to LHC Group’s earnings in 2009.

“Caring for our communities is Ochsner’s first concern. By expanding our joint venture with LHC Group, we are able to broaden services for patients who are most in need and require long-term acute care. Ochsner is also a seven-hospital system; therefore, we recognize the local need for an LTACH, and the strong leadership that LHC Group will provide is an assurance to us and the community that this will be an outstanding facility for our patients and their families,” said Warner Thomas, President and Chief Operating Officer of Ochsner Health System.

Keith G. Myers, Chief Executive Officer of LHC Group, added, “Ochsner Health System has a reputation for excellence, and we are proud to expand our partnership. Together, through our home health joint venture and our LTACH joint venture, LHC Group and Ochsner have developed a healthcare partnership that will serve as the standard of excellence in the greater New Orleans area and throughout southeast Louisiana. We welcome the new employees who will become part of the LHC Group family through this acquisition. LHC Group and Ochsner share a common goal of providing high quality patient care in an environment that is exciting and rewarding for our employees and caregivers.”

About LHC Group, Inc.

Headquartered in Lafayette, Louisiana, LHC Group (www.lhcgroup.com) operates 210 home nursing locations, 20 hospice locations and seven LTACHs in 17 states. Through the Company’s 48 partnerships with non-profit hospitals, LHC Group has developed a proven track record of working with hospital partners to provide the highest quality of patient care in the communities that it serves while continually receiving the highest marks in employee satisfaction. LHC Group has more than 5,800 employees throughout the United States.

About Ochsner Health System

Ochsner Health System (www.ochsner.org) is a non-profit, academic, multi-specialty, healthcare delivery system dedicated to patient care, research and education. The system includes seven hospitals and over 35 health centers located throughout Southeast Louisiana. Ochsner employs more than 750 physicians in 90 medical specialties and subspecialties and over 300 clinical research trials annually. Ochsner has been listed as one of the “Best Places to Work” by New Orleans CityBusiness since 2005 and received the Consumer Choice for Healthcare in New Orleans for 13 consecutive years. Ochsner was ranked as “Best” Hospital by U.S. News and World Report in 2007. Ochsner has 11,000 employees system-wide.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

CONTACT:
For LHC Group, Inc.:
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com
or
For Ochsner Health System:
Amiee Goforth, 504-842-4303
Director of Public Relations
agoforth@ochsner.org